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                                                                  Exhibit 23.5



                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Citadel Communications Corporation:


We consent to incorporation by reference in the registration statements (Nos. 333-65279, 333-85701 and 333-85703) on Form S-8 of Citadel Communications Corporation of our report dated February 12, 1999, relating to the balance sheets of Caribou Communications Co. as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' equity, and cash flows for the years then ended, which report appears in the Form 8-K of Citadel Communications Corporation filed December 10, 1999.


/s/ Cole & Reed, P.C.

Oklahoma City, Oklahoma
December 10, 1999